EXHIBIT 7C

For period ending 03/31/2008 file number 811-09253.

List the name of each series or portfolio and give a consecutive number to each series or portfolio starting with the number 1. Use this same numerical designation for each series or portfolio in the series information block in the top right corner of the screens submitted in this filing and in all subsequent filings on this form. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.



Series
Number   Series Name                           Is this the last filing for this Series?
                                                                (Y/N)

137      Wells Fargo Advantage Asia Pacific Fund                  N
118      Wells Fargo Advantage Balanced Fund                      N
139      Wells Fargo Advantage Emerging Growth Fund               N
136      Wells Fargo Advantage International Core Fund            N
138      Wells Fargo Advantage Overseas Fund                      N
140      Wells Fargo Advantage Strategic Small Cap Value Fund     N